Exhibit 99.1

99¢ ONLY STORES® REPORTS SECOND QUARTER FISCAL 2012 DILUTED EPS OF $0.21, UP FROM $0.18 FOR THE SECOND QUARTER OF FISCAL 2011

•	Consolidated Diluted Earnings Per Share Increased 16.7% to $0.21

•	Consolidated Net Income Increased 17.1% to $15.1 Million

CITY OF COMMERCE, California – November 9, 2011 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announced its financial results for the second quarter ended October 1, 2011.

Highlights for the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011:

▪	Retail sales for the Company’s consolidated operations increased by 9.0% to $352.2 million and same-store sales increased 6.7%

▪	Consolidated gross margin decreased by 60 basis points to 40.2% of sales

▪	Product cost increased by 70 basis points to 57.4%

▪	Shrinkage was lower by 20 basis points at 2.2%

▪	Other items in cost of sales increased by 10 basis points to 0.3%

▪	Consolidated operating expenses decreased by 100 basis points to 31.5% of sales

▪	Retail operating costs decreased 140 basis points to 22.4%

▪	Distribution and transportation costs decreased 20 basis points to 4.8%

▪	Corporate G&A costs increased 30 basis points to 3.6%

▪	Other operating expenses increased 30 basis points to 0.7% which included a negative impact of $1.1 million or 30 basis points of professional fees related to the going private transaction

▪	Consolidated Income Before Taxes increased to $24.4 million, or 6.7% of revenues, from $20.8 million, or 6.2% of revenues, in the prior year

▪	Consolidated net income increased by $2.2 million to $15.1 million or $0.21 per diluted share, versus $12.9 million in the prior year, or $0.18 per diluted share

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our financial results for the second quarter of fiscal 2012. Our long-term operational improvement initiatives have continued to meet our expectations, resulting in earnings per share of $0.21 for the second quarter of fiscal 2012.  We look forward to further discussing our results on today’s earnings release conference call.”

The details for participating in today’s conference call can be found following the financial discussion.

CONSOLIDATED RESULTS

Net consolidated sales for the second quarter of fiscal 2012 were $363.0 million, an 8.8% increase compared to net sales of $333.6 million for the second quarter of fiscal 2011.  Retail sales for the Company’s consolidated operations increased by 9.0% to $352.2 million. Same-store sales calculated on a comparable 13-week period increased 6.7%.

Consolidated gross profit for the second quarter of fiscal 2012 was $145.8 million, compared to $136.1 million for the second quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 40.2% for the second quarter of fiscal 2012 versus 40.8% for the second quarter of the prior fiscal year. The decrease in gross profit margin was primarily due to an increase in cost of products sold to 57.4% of net sales in the second quarter of fiscal 2012 from 56.7% of net sales in the second quarter of fiscal 2011 that was primarily attributable to merchandise price increases and a shift in product mix. Freight costs also increased 20 basis points in the second quarter of fiscal 2012. These unfavorable variances were offset by decreases in shrinkage to 2.2% of net sales in the second quarter of fiscal 2012 from 2.4% of net sales in the second quarter of fiscal 2011, and other less significant items included in cost of sales.

Operating expenses were $114.4 million, or 31.5% of consolidated sales, for the fiscal 2012 second quarter versus $108.3 million, or 32.5% of sales, for the second quarter of the prior fiscal year.  The Company’s improved operating expense ratio is primarily due to lower payroll-related expenses as a result of improvement in store labor productivity, which was partially offset by an increase in legal accruals of approximately $1.8 million for estimated future payments for settlement of litigation and professional fees of approximately $1.1 million pertaining to the going private transaction and the related process.

Consolidated operating income for the second quarter of fiscal 2012 was $24.4 million, compared to $20.7 million for the second quarter of fiscal 2011.  Operating income as a percentage of net sales was 6.7% in fiscal 2012 compared to 6.2% in fiscal 2011.

Net income for the second quarter of fiscal 2012 increased to $15.1 million, or $0.21 per diluted share, compared to net income of $12.9 million, or $0.18 per diluted share, for the second quarter of fiscal 2011.

Certain additional categories of expense and other information are summarized in Management’s Analysis of Second Quarter Consolidated Income Statement provided in Table 1 following the financial statements for the quarter.  This information and other material information will be provided in the Company’s Form 10-Q for the period ended October 1, 2011 and investors are encouraged to review the complete Form 10-Q in conjunction with this release.

OUTLOOK

The Company believes that revenue growth in the remainder of fiscal 2012 will primarily result from increases in same-store sales, the full-year effect of stores opened since last year, and new store openings. For fiscal 2012, as previously announced, the Company has raised its same-store-sales percentage increase expectations for the full year to mid-single digits and plans to open 12 stores in the second half of the year.  Of these 12 new stores, the Company has already opened one store in the third quarter and plans to open two more stores in the third quarter and approximately nine stores in the fourth quarter of fiscal 2012.

The majority of these new store openings in fiscal 2012 will be in California. The Company plans to accelerate its store growth rate to approximately 10% in fiscal 2013, with the majority of new stores expected to be in California.

CASH AND LIQUIDITY

As of the end of the second quarter of fiscal 2012, the Company held $222.7 million in cash and short and long-term marketable securities, and had no debt.  The Company’s inventories at the end of the second quarter of fiscal 2012 were $233.2 million versus $197.0 million at the end of second quarter of fiscal 2011. The increase in inventories was primarily due to early receipts of seasonal items, opportunistic buys and to drive higher seasonal sales.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fiscal 2012 second quarter and the other matters described in this release is scheduled for today, Wednesday, November 9, 2011 at 1:30 p.m. Pacific Time.  You can participate in the live call by dialing (888) 771-4371 from the U.S.A. and (847) 585-4405 from international locations and entering confirmation code 30971818.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for a Conference Plus operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ second quarter fiscal 2012 earnings release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, November 23, 2011, by dialing (888) 843-7419 from the United States, or (630) 652-3042 from international locations, and entering confirmation code 30971818.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	October 1, 2011	April 2, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash	$24,684	$16,723
Short-term investments	189,644	184,929
Accounts receivable, net of allowance for doubtful accounts of $252 and $258 at October 1, 2011 and April 2, 2011, respectively	2,491	1,655
Income taxes receivable	3,406	15,901
Deferred income taxes	30,049	30,049
Inventories, net	233,173	191,535
Other	10,966	11,213

Total current assets	494,413	452,005
Property and equipment, net	322,792	313,852
Long-term deferred income taxes	23,932	24,608
Long-term investments in marketable securities	8,350	11,232
Assets held for sale	7,356	7,356
Deposits and other assets	15,649	15,162

Total assets	$872,492	$824,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$52,824	$45,163
Payroll and payroll-related	15,231	15,598
Sales tax	7,490	6,544
Other accrued expenses	24,379	18,881
Workers’ compensation	40,261	42,430
Current portion of capital lease obligation	74	75

Total current liabilities	140,259	128,691
Deferred rent	9,792	8,678
Deferred compensation liability	4,244	4,924
Capital lease obligation, net of current portion	393	373

Total liabilities	154,688	142,666

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 70,584,970 shares at October 1, 2011 and 70,327,068 shares at April 2, 2011	256,653	253,039
Retained earnings	461,633	428,836
Other comprehensive loss	(482)	(326)

Total shareholders’ equity	717,804	681,549

Total liabilities and shareholders’ equity	$872,492	$824,215

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	For the Second Quarter Ended		For the First Half Ended
	October 1, 2011	September 25, 2010	October 1, 2011	September 25, 2010
Net Sales:
99¢ Only Stores	$352,220	$323,248	$709,764	$659,802
Bargain Wholesale	10,818	10,311	21,614	20,232

Total sales	363,038	333,559	731,378	680,034

Cost of sales (excluding depreciation and amortization expense shown separately below)	217,264	197,488	436,784	403,701

Gross profit	145,774	136,071	294,594	276,333
Selling, general and administrative expenses:
Operating expenses	114,367	108,254	227,933	215,304
Depreciation and amortization	6,990	7,109	13,703	13,501

Total selling, general and administrative expenses	121,357	115,363	241,636	228,805

Operating income	24,417	20,708	52,958	47,528

Other (income) expense:
Interest income	(60)	(207)	(202)	(441)
Interest expense	34	10	335	11
Other-than-temporary investment impairment due to credit losses	31	112	31	112
Other	(19)	(5)	(62)	(14)

Total other (income) expense, net	(14)	(90)	102	(332)

Income before provision for income taxes	24,431	20,798	52,856	47,860
Provision for income taxes	9,317	7,862	20,059	18,110

Net income	$15,114	$12,936	$32,797	$29,750

Earnings per common share:
Basic	$0.21	$0.19	$0.46	$0.43

Diluted	$0.21	$0.18	$0.46	$0.42

Weighted average number of common shares outstanding:
Basic	70,570	69,882	70,517	69,768

Diluted	71,334	70,972	71,333	70,574

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	First Half Ended
	October 1, 2011	September 25, 2010
Cash flows from operating activities:
Net income	$32,797	$29,750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,703	13,501
Loss on disposal of fixed assets	80	131
Investments impairment	31	112
Excess tax benefit from share-based payment arrangements	(584)	(696)
Deferred income taxes	(105)	32
Stock-based compensation expense	1,313	1,502
Changes in assets and liabilities associated with operating activities:
Accounts receivable	(836)	290
Inventories	(42,641)	(25,882)
Deposits and other assets	165	(182)
Accounts payable	8,498	5,287
Accrued expenses	7,600	407
Accrued workers’ compensation	(2,169)	(2,135)
Income taxes	12,495	(6,737)
Deferred rent	1,114	(8)
Other long-term liabilities	—	(108)

Net cash provided by operating activities	31,461	15,264

Cash flows from investing activities:
Purchases of property and equipment	(23,553)	(15,547)
Proceeds from sale of fixed assets	2	57
Purchases of investments	(50,389)	(40,222)
Sales of investments	48,174	32,038

Net cash used in investing activities	(25,766)	(23,674)

Cash flows from financing activities:
Repurchases of common stock related to issuance of performance stock units	(753)	(735)
Payments of capital lease obligation	(35)	(34)
Proceeds from exercise of stock options	2,470	2,498
Excess tax benefit from share-based payment arrangements	584	696

Net cash provided by financing activities	2,266	2,425

Net increase (decrease) in cash	7,961	(5,985)
Cash and cash equivalents - beginning of period	16,723	19,877

Cash and cash equivalents - end of period	$24,684	$13,892

99¢ ONLY STORES
Management Analysis of Second Quarter Fiscal 2012 and 2011 Consolidated Income Statement
TABLE 1

Description	Consolidated		Consolidated
	Q2		Q2
($ millions)(3)	FY2012	% Sales	FY2011	% Sales
Revenues	(unaudited)		(unaudited)
Retail	$352.2	97.0%	$323.2	96.9%
Bargain Wholesale	$10.8	3.0%	$10.3	3.1%
Total	$363.0	100.0%	$333.6	100.0%

Cost of Goods Sold
Purchase Cost	$208.3	57.4%	$189.0	56.7%
Shrinkage (1)	$7.9	2.2%	$7.9	2.4%
Other	$1.1	0.3%	$0.7	0.2%
Total Cost of Goods Sold	$217.3	59.8%	$197.5	59.2%

Gross Margin	$145.8	40.2%	$136.1	40.8%

Selling, General and Administrative Expenses
Retail Operating	$81.5	22.4%	$79.3	23.8%
Distribution and Transportation	$17.5	4.8%	$16.7	5.0%
Corporate G&A	$13.0	3.6%	$11.0	3.3%
Other (incl. Stock-comp and professional fees related to going private) (2)	$2.4	0.7%	$1.2	0.4%
Operating Expenses	$114.4	31.5%	$108.3	32.5%
Depreciation & Amortization	$7.0	1.9%	$7.1	2.1%
Total Operating Expenses	$121.4	33.4%	$115.4	34.6%

Operating income	$24.4	6.7%	$20.7	6.2%

Other (Income) Expense	$(0.0)	0.0%	$(0.1)	0.0%

Income before provision for income taxes	$24.4	6.7%	$20.8	6.2%

Provision for Income Taxes	$9.3	2.6%	$7.9	2.4%

Net income	$15.1	4.2%	$12.9	3.9%

EPS
Basic	$0.21		$0.19
Diluted	$0.21		$0.18
Shares Outstanding
Basic	70,570		69,882
Diluted	71,334		70,972

(1)	Shrinkage includes scrap, shrink and excess and obsolete inventory.
(2)	Other SG&A includes stock-based compensation and SG&A for the Bargain Wholesale division for second quarter of fiscal 2012 and 2011.
In addition, second quarter of fiscal 2012 included $1.1 million of professional fees related to the going private transaction and the related process.
(3)	Dollar amounts and percentages may not add up due to rounding.

                              *                         *                         *                         *                         *

Founded in 1982, 99¢ Only Stores® operates 289 extreme value retail stores with 214 in California, 35 in Texas, 27 in Arizona and 13 in Nevada. The Company’s next store grand opening is Thursday November 10th in Sugar Land, Texas. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," “plan,” "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the results of operations for fiscal 2012, the business and growth strategies of the Company, planned new store openings, our future store opening growth rate and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Angela Thurstan, 323-881-1272.